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                                                                     EXHIBIT 4.3

                       CALIFORNIA STEEL INDUSTRIES, INC.

                            SHAREHOLDERS' AGREEMENT

                                 June 27, 1995

                               RIO DOCE, LIMITED
                          COMPANHIA VALE DO RIO DOCE
                      KAWASAKI STEEL HOLDING (USA), INC.
                          KAWASAKI STEEL CORPORATION
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                            SHAREHOLDERS' AGREEMENT

RIO DOCE, LIMITED (hereinafter called "RDL"), a corporation organized and existing under the laws of the State of New York, U. S. A. with its principal office at 114 West. 47th ST., New York, N. Y. 10036, U. S. A., an affiliated corporation of COMPANHIA VALE DO RIO DOCE (hereinafter called "CVRD"), a corporation organized and existing under the laws of the Federative Republic of Brazil with its principal office at Av. Graca Aranha, 26, Rio de Janeiro, Brazil, on one side.

KAWASAKI STEEL HOLDING (USA), INC. (hereinafter called "KSH"), a corporation organized and existing under the laws of the State of Delaware with its principal office at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, U. S. A., an affiliated corporation of KAWASAKI STEEL CORPORATION, a corporation organized and existing under the laws of Japan with its principal office at 1-28, Kitahonmachidori 1-chome, Chuo-ku, Kobe, Japan (hereinafter called "KSC"), on the other side.

RDL and KSH hereinafter sometimes referred to individually as a "Party" and collectively as the "Parties";

WITNESSETH THAT:

WHEREAS California Steel industries, Inc. (hereinafter called "the Company") was organized in 1984, and manufactures and sells steel products;

WHEREAS CVRD is one of the shareholders of CST and as one of the world's leading iron ore suppliers, has developed considerable expertise in businesses in Brazil and abroad, which expertise CVRD has provided to the Company;

WHEREAS KSC is one of the shareholders of CST and as one of the world's leading steel manufacturers, has developed considerable expertise in the production of steel and steel products, which expertise KSC has provided to the Company;

WHEREAS Companhia Siderugica Tubarao (hereinafter called "CST") is a corporation organized and existing under the laws of the Federative Republic of Brazil with its principal office at Av. Brigadeiro Eduardo Gomes, s/n-Jardim Limoeiro, Serra, State of Espirito Santo, Brazil, and is engaged in the production and commercialization of steel slabs;

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WHEREAS SEAMAR Shipping Corporation (hereinafter called "SEAMAR") located at 49 Broad Street, Monrovia, Liberia, is an affiliate company of CVRD, and is engaged in the shipment of various types of goods between Brazil and other countries, which services SEAMAR has provided to the Company;

WHEREAS RDL and KSC became, as from September 17, 1986, the sole shareholders of the Company and a shareholders' agreement was newly concluded as of June 1, 1987 by the between RDL and KSC. As of May 22, 1989, the stock of the Company held by KSC was transferred to KSH;

WHEREAS RDL and KSH realize the necessity to review and amend the shareholders' agreement of June 1, 1987, since it has been eleven years from initiation of the Company's operation, and RDL and KSH are willing to conclude a newly revised shareholders' agreement;

NOW THEREFORE, in consideration of the premises and covenants herein contained, the Parties do hereby agree as follows:

ARTICLE 1 - OBJECT

The Parties agree that the business and affair of the Company shall be conducted in accordance with the provisions hereinafter set forth.

ARTICLE 2 - CAPITAL STOCK

2.1 The capital stock of the Company fully paid in is of forty million U.S. dollars (U.S. $40,000,000) divided into one thousand (1,000) shares of the common stock and three thousand (3,000) shares of the preferred stock.

2.2 The capital stock of the Company is currently distributed between the Parties as set forth below:

--------------------------------------------------------------------------------
                                                    RDL                   KSH
--------------------------------------------------------------------------------
COMMON       Amount paid in                     $5,000,000           $5,000,000
STOCK        -------------------------------------------------------------------
             Number of Shares                          500                  500
--------------------------------------------------------------------------------
PREFERRED    Amount paid in                    $15,000,000          $15,000,000
STOCK        -------------------------------------------------------------------
             Number of Shares                        1,500                1,500
--------------------------------------------------------------------------------

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2.3          The characteristics and rights of the common stock and the preferred stock currently issued are as follows:

             (1) Each share of the common stock shall have no par-value and shall entitle its holder to one vote in the resolutions of the meeting of Shareholders of the Company.

             (2) Each share of the preferred stock shall have a par-value of ten thousand U.S. dollars (U.S. $10,000) and shall have no voting right.

             (3) The common stock and the preferred stock may be represented by multiple or single certificates.

             (4) The holders of the common stock shall be entitled to preemptive rights to subscribe to any additional issue of the common stock or any securities convertible into the common stock.

             (5) The redemption of the preferred stock or the conversion of the preferred stock into the common stock may be done at such time and in such manner as decided by Parties.

             (6) The preferred stock shall enjoy priority to the common stock in the distribution of dividends at a fixed rate of ten percent (10%) of the par value thereof per annum, on a cumulative basis, and shall thereafter be entitled to further participate in the distribution of dividends beyond the said annual fixed rate on the same conditions with the common stock.

2.4 In the event the capital stock of the Company is increased from time to time, such increase shall be represented by the common stock, and/or the preferred stock, as agreed upon between the Parties, and each of the Parties shall have the right and obligation to subscribe to and pay fully for such new shares in proportion to their respective shareholding ratio of the common stock of the Company. However, either Party may let its Affiliated Corporation(s) subscribe, in whole or in part, to the shares to be issued to it pursuant to the provisions of Section 10.2 hereof.

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2.5          For the purpose of this Agreement, "Affiliated Corporation" means a corporation which, directly or indirectly, controls, is controlled by, or is under common control with the Party and has a common policy with respect to this Agreement. As used herein, the term "control" means the ownership of fifty percent (50%) or more of the outstanding voting stock of the corporation concerned, but shall include also any direct or indirect stock ownership which permits de facto control.

ARTICLE 3 -  AMENDMENT TO CERTIFICATE OF INCORPORATION
             AND BYLAWS

3.1 The Certificate of Incorporation and Bylaws of the Company consolidated until the present day shall be as per Annex 1 attached hereto and may be amended from time to time upon mutual agreement between the Parties.

3.2 The Parties recognize that the contents of the Certificate of Incorporation and Bylaws of the Company shall always be read, interpreted and applied within the spirit and the provisions of this Agreement. The Parties recognize further that the contents of certain provisions of the Certificate of Incorporation and Bylaws are more fully explained in this Agreement.

ARTICLE 4 -  MEETING OF SHAREHOLDERS

4.1 The annual meeting of Shareholders shall be held no later than the end of March each year at such date, time and place as the Board of Directors may determine.

4.2 The special meetings of Shareholders may be called at any time by the Chairman of the Board of Directors, upon resolution of the Board of Directors or upon the written request of any Shareholder. The special meetings of Shareholders shall be held at such place as the Board of Directors shall direct. At any special meeting of Shareholders, only such matters shall be discussed and decided as have been indicated by specific description in the notice thereof.

4.3 The meetings of Shareholders shall establish the general policies and guidelines for the administration of the Company and shall deliberate and decide on the matters specified below:

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             (1)    Change in the business purposes of the Company;

             (2) Dissolution or liquidation of the Company, or merger or consolidation of the Company with any other corporation or entity;

             (3) Disposition of the whole or an important part of the business or assets of the Company;

             (4) Acquisition of the whole or any important part of the business or assets of any other corporation or entity;

             (5) Establishment of a subsidiary company of the Company or acquisition of the capital stock of any other entity;

             (6) Amendment of the Certificate of Incorporation and Bylaws of the Company

             (7)    Increase or decrease of the capital stock of the Company;

             (8) Redemption of the preferred stock or conversion of the preferred stock into the common stock;

             (9)    Issuance of debentures convertible to stocks;

             (10)   Appointment of the Board of Directors of the Company;

             (11) Medium-term Business Plan of the Company including Investment Plan and its Annual Revisions;

             (12) Investment for improvement or expansion of the Company in excess of two million U.S. dollars (U.S. $2,000,000);

             (13) Contracts for leasing out the whole or an important part of the business or assets of the Company;

             (14)   Disposition of profit or dealing with losses of the Company;

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             (15)   The Board's Annual Report and Annual Audited Financial
                    Statement of the Company;

4.4 Written notice of each meeting of Shareholders, whether it is an annual or a special meeting of Shareholders, specifying the place, day and time of the meeting and the purposes thereof, shall be delivered to each Party at least fifteen (15) days before the meeting. Such notice may be given by telefax, telex or airmail, addressed to each Party at its address registered on the books of the Company.

4.5 The Parties specifically agree that the meeting of Shareholders shall be legally convened only when both Shareholders are present, or legally represented by their respective agents, and the decisions thereat shall only be made by the unanimous vote of the Parties.

4.6 Each Party entitled to vote shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such Party and filed with the Secretary of the Company, provided that no such proxy shall be valid after the expiration of one (1) year from the date of its execution, unless the Parties executing it specify therein a longer period of time.

ARTICLE 5 -  CONSULTATIVE COUNCIL

5.1 The Consultative Council shall be constituted of two (2) members, one appointed by KSH or KSC and one appointed by RDL or CVRD for a term of two (2) years.

5.2 The Consultative Council is a high level decision board which shall decide on all relevant matters submitted to it by both or either Party, and shall specifically resolve any deadlock among the Directors of the Company with respect to any issue under the functions of the Board of Directors.

5.3 The Consultative Council shall meet whenever convened by any of its members or called by the Chairman of the Board of Directors, at the request of both or either Party. The decisions of the Consultative

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             Council shall always be taken by the unanimous affirmative votes of its members.

ARTICLE 6 -  BOARD OF DIRECTORS

6.1 The Board of Directors shall be constituted of five (5) Directors, Shareholders or not, one being its Chairman elected by and among the Directors. RDL and KSH shall have the right to appoint two (2) Directors each. The fifth Director shall be elected by unanimous affirmative votes of Shareholders.

6.2 The Chairman of the Board of Directors shall call and preside at all meetings of Shareholders and of the Board of Directors.

6.3 The term of office of each Director shall be for one (1) year and shall extend until his successor has been appointed and qualified. The compensation of each Director shall be fixed by the meeting of Shareholders.

6.4 The business and affair of the Company shall be managed under the direction of the Board of Directors. In the event of a deadlock between the Directors with respect to any issue under its functions, the matter shall be submitted by both or either Party to the Consultative Council which shall endeavor to resolve the impasse. Should the deadlock be not resolved at the Consultative Council, any of the Parties may resort to the arbitration procedure as stipulated in Section 18.10 hereof.

6.5 The regular meetings of the Board of Directors shall be held every quarter and the special meetings of the Board of Directors shall be held whenever called by its Chairman, at his own initiative, or upon request of any Director. The meetings shall take place at the head office of the Company, located at Fontana, California, or anywhere agreed upon by four (4) affirmative votes of the Directors. Meetings through telephone shall be permitted, if necessary, subject to the terms and conditions to be established by the Board of Directors.

6.6 Calls for any meeting of the Board of Directors, whether regular or special, shall be given by the Secretary to each Director in writing at least five (5) business days before the meeting, unless the members waive the right to such prior notice.

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6.7          The quorum of the meeting of the Board of Directors  shall be four
             (4) Directors and four (4) affirmative votes of Directors present at such meeting shall decide any matter being the subject of the meeting.

6.8 The Board of Directors shall deliberate and decide on the matters specified below:

             (1) The Board shall deliberate matters listed on Section 4.3 hereof and propose them for the approval of the Parties;

             (2) Establishment of the Medium-Term Business Plan of the Company according to Shareholders' strategies, and establishment of the basic policy, annual plan and budget of the Company, including production, sales, profit estimates, investment plan and other budget related matters;

             (3) Investment for improvement or expansion of the plant of the Company less than two million U.S. dollars (U.S. $2,000,000);

             (4)    Establishment or change of
                       i) the organizational structure, at the Managers' level,
                          including branches or liaison offices of the Company;

                      ii) the Internal Regulations of the Company;

             (5) Appointment or removal of the Officers and External Auditors of the Company;

             (6) Determination of detailed terms and conditions for the receiving of personnel from each Party or its Affiliated Corporations;

             (7) Engagement of outside certified public accountant(s), counsel(s), and consultant(s);

             (8)    Creation of advisory and other Board committees;

             (9) Appointment of authorized signer(s) of the Company with respect to contracts, checks or any other documents;

             (10) General increase or decrease of the level of salary and wage for employees and change of the salary/wage structure and system;

             (11) Determination of the amount of contribution by the Company for profit sharing plan of employees with prior consultation with the Shareholders;

             (12) Loans or prepayments or other financing agreements or borrowing of money in excess of one million U.S. dollars (U.S. $1,000,000), except draw-downs under already approved loans or other financing agreements;

             (13) Creating a pledge or other encumbrance on the assets of the Company in excess of five hundred thousand U.S. dollars (U.S. $500,000);

             (14) Opening of credit in favor of a customer of the Company in excess of five hundred thousand U.S. dollars (U.S. $500,000);

             (15) Settlement of a claim with customers, suppliers, or others, in excess of two hundred thousand U.S. dollars (U.S. $200,000);

             (16) Approval of policies and general conditions for the purchase of slabs, ocean transportation, unloading, transportation by train and purchase of machinery and equipment, materials, utilities and services, and for the sale of finished steel products of the Company;

             (17) Approval of policies and general terms for the contracts not specified in Paragraph (16) above in excess of five hundred thousand U.S. dollars (U.S. $500,000);

             (18) Initiation and defense of legal and administrative proceedings involving the Company, its Director(s), and/or its Officers(s), provided that in the case of initiation of such proceedings the Parties should previously be informed;

             (19) Any other business which may be submitted to the Board of Directors from time to time, subject to the provisions of item 4.3 hereof;.

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6.9          Any powers other than those enumerated in Section 6.8 above shall also be reserved for the Board of Directors, subject to the provisions of item 4.3 hereof;

ARTICLE 7 -  OFFICERS

7.1          The Officers of the Company shall consist of:
             i)  a President; and

             ii) such other Officers as may be appointed by the President and designated by the Board of Directors

7.2          RDL and KSH shall always jointly appoint the President.

7.3 RDL shall always appoint the Officers responsible for the following areas:

             (1) financial matters of the Company and its subsidiaries, including treasury, and accounting;

             (2)  procurement, purchasing, transportation and handling of slabs.

             KSH shall always appoint the Officers responsible for the following areas:

             (1)  production, maintenance and quality control;

             (2)  engineering and technological matters.

             RDL and KSH shall always have the right to appoint an equal number of Officers of the Company.

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7.4          In the case of vacancy of one or more Officers, the Board of
             Directors shall immediately appoint the required number of new Officers to fill the vacancy. Each of the new Officers so appointed shall hold office for the unexpired term of his predecessor.

7.5 In the case of temporary absence or impediment of an Officer, such Officer shall appoint in writing one of the other Officers, who shall exercise, along with his own, the functions of the Officer absent or under impediment.

7.6 The term of office of each Officer shall be one (1) year and shall extend until his successor has been appointed and qualified. The compensation of each Officer shall be fixed by the Board of Directors.

7.7 The powers and duties of the President and CEO and each Officer shall be established by the Board of Directors.

7.8 It is understood that the idea and spirit of check and balance between RDL and KSH will be aimed and realized whenever possible in the nomination of Officers by the respective Parties as well as in the organization of the Company.

7.9 The President shall designate one of the Officers to perform, along with his own, the functions of the Secretary of the Company.

ARTICLE 8 -  EXTERNAL AUDITORS

8.1 External Auditors shall be designated by the Board of Directors prior to the close of business in each fiscal year, who shall audit and examine the books of accounts of the Company and shall certify to the Board of Directors and Shareholders the annual balance of said books, which shall be prepared at the close of each fiscal year.

8.2 No Director or Officer of the Company, and no firm or corporation of which such Director or Officer is a member, shall be eligible to discharge the duties of the External Auditors.

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8.3          The compensation of the External Auditors shall be fixed by the
             Board of Directors.

ARTICLE 9 -  INTERNAL ORGANIZATION

9.1 The internal organization of the Company for performance of the day-to-day activities, such as departments/sections and the number of employees to be allocated to each department/section, shall be established by the Board of Directors in due course, always aiming at the most efficient performance.

9.2 The functions and duties of each department/section shall be defined in the Internal Regulations to be timely approved by the Board of Directors.

9.3 Appointments of managers, each of whom shall be the head of each department, shall be confirmed by the Board of Directors based upon nomination made by the Officer in charge of the respective area.

ARTICLE 10 - TRANSFER OF SHARES

10.1 It is the basic intention of the Parties to continue to own the stock shares of the Company in their possession. In the event, however, that any of the Parties desires to transfer, assign or create a pledge or other encumbrance on the shares of the Company in its possession, the following rules shall apply:

             (1) In the event RDL or KSH desires to transfer or assign the shares of the Company in its possession to a third party other than its Affiliated Corporations, RDL or KSH shall first offer to each other, as the case may be, the sale of such shares at the same terms and conditions at which the third party has offered to purchase the shares, and RDL or KSH shall respond to the other whether to purchase the offered shares within thirty (30) days after such offer is made. If the response is negative or no reply has been obtained within such period, RDL or KSH, as the case may be, may transfer or assign such shares to the third party, provided that the terms and conditions of such sale shall not be more favorable than those offered to the other Party;

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             (2)    The Party, who will sell, transfer, assign or create a
                    pledge or other encumbrance on the shares of the Company in its possession to or in favor of a third party other than its Affiliated Corporations, shall cause such third party to execute and deliver to the other Party an undertaking letter that such third party shall undertake unconditionally and irrevocably the obligations of the Party under this Agreement in proportion to the number of shares so sold, transferred, assigned, pledged or encumbered to or in favor of the third party.

10.2 Any Party may sell, transfer or assign to its Affiliated Corporations all or any part of its shares or its preemptive right to subscribe to new shares of the Company, by giving written notice to the other Party; provided, however, that no such sale or transfer shall relieve the transferrer of its obligations hereunder, and provide, further, that such Affiliated Corporation shall have agreed to become a party hereto, and the transferor and such Affiliated Corporation shall both be deemed to be parties to this Agreement whereby they shall jointly assume all the obligations of the transferor under this Agreement.

ARTICLE 11 - COMMITMENTS ON EXERCISE OF VOTING RIGHTS

11.1 The Parties agree to exercise their voting rights at all meetings of Shareholders of the Company, whether annual or special, in such a manner as to assure the implementation of their covenants and undertakings in this Agreement, and to cause all elections of the members of the Board of Directors of the Company to be effected in accordance with the relevant provisions of this Agreement.

11.2 The Parties further agree to cause their respective designated members of the Board of Directors to exercise their votes, whenever required, so that the contents of this Agreement be fully respected and implemented.

11.3 In the case the Party transfers the whole or any part of its shares of the Company to its Affiliated Corporation, the Party and such Affiliated Corporation shall exercise their voting rights as an integral party.

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ARTICLE 12 - ADJUSTMENT OF RIGHT TO APPOINT DIRECTORS AND OFFICERS

In the event that the shareholding ratio of the common stock between the Parties as specified in Section 2.2 hereof should be substantially altered in the future, each Party's right to appoint the Directors and Officers shall be reasonably adjusted.

ARTICLE 13 - FINANCING POLICY

The Company shall target to operate as a standing-alone company, by securing its own financial resources as may be requested by the normal operation of the Company or by its investments. Judging from the soundness and strength of the Company achieved in these eleven years of successful operation, the Parties further agree not to provide any "shareholders' letter" as comfort letter or any other letter of awareness, as may be requested by financial institutions when the Company is securing a new financing mechanism.

ARTICLE 14 - PURCHASE OF SLABS

The Company shall continuously purchase slabs from CST as raw material for its operation pursuant to the basic terms and conditions as agreed from time to time between the Company and CST.

ARTICLE 15 - DISTRIBUTION OF PROFIT

Subject to any limitation on the payment of dividends contained in any agreement to which the Company is a party, the Parties shall cause the Company to distribute from its profits as much dividends as possible that may be distributed under the applicable laws and regulations, provided that such profits shall first be applied to the payment of dividends on the preferred stock. Payment of dividends shall be discussed and determined at the annual meeting of Shareholders taking into consideration factors such as maintaining competitiveness of the Company, its financial position and cash flow of the Company.

ARTICLE 16 - ACCESS TO DATA OF THE COMPANY

16.1 Either Party, through its duly authorized representative and at its own expense, may, during business hours of the Company, examine and copy the books and records of the Company. Further, either Party may likewise visit the production site and any other premises of the Company or its subsidiaries.

16.2 The Company shall prepare and send to each Party every month a business report describing and analyzing in reasonable detail the operation, purchase of raw materials, sale of products and financial conditions for each period. Furthermore, the Company shall report to each Party whenever any extraordinary event arises.

ARTICLE 17 - SPECIAL PROVISIONS

17.1 The Parties agree and undertake that the existing contracts signed by the Company with CST and SEAMAR for the purchase of slabs and for ocean transportation of slabs from CST to the Company, respectively, shall be maintained in accordance with the terms and conditions thereof.

17.2 RDL and KSH will send their respective personnel to the Company as required by the Board of Directors of the Company for its management and operation pursuant to the terms and conditions to be agreed upon between the Company and the Party concerned in the spirit of equal treatment between the Parties.

ARTICLE 18 - MISCELLANEOUS PR0VISIONS

18.1         Governmental Approvals
             ----------------------
             The Parties acknowledge that the implementation of some provisions of this Agreement is subject to the previous approval of the competent governmental authorities of Japan, Brazil and the United States of America.

18.2         Confidentiality
             ---------------
             Each Party shall keep strictly secret and confidential any secret and confidential information of the other Party and of the Company which may have come to its knowledge in connection with and through the performance of this Agreement.

18.3         Assignment of Agreement
             -----------------------
             No Party shall assign this Agreement without the prior written consent of the other Party.

18.4         Amendment of Agreement
             ----------------------
             No amendment to this Agreement and/or the documents annexed hereto shall be deemed to be effective and valid unless it is executed in writing and the express consent of the Parties appears on the written amendment. In the case of any change of the common stock holding ratio between the Parties, necessary and proper amendments hereto shall be agreed upon by and between the Parties.

18.5         Notice
             ------
             All notices to be given hereunder shall be in writing sent by registered or certified airmail, return receipt requested, to the addresses stated below. If any of the Parties has changed its address, written notice thereof shall be given to the other Party, with copy to the Company. All notices shall be effective upon receipt thereof. Notice by telecopy shall also be effective upon receipt thereof, provided, however, that it shall be confirmed by means of registered or certified airmail without delay. Any such notices given by mail shall be considered to have been given on the fifteenth (15th) day after having been mailed in the manner provided above.

             to RDL:        c/o Companhia Vale do Rio Doce
                            Avenida Graca Aranha, 26-9 andar
                            Rio de Janeiro, RJ, Brazil
                            Attn: Steel Division
                            Telefax: (55-21) 272-4696

             to KSH:        c/o Kawasaki Steel Corporation
                            2-2-3, Uchisaiwai-cho, Chiyoda-ku
                            Tokyo 100, Japan
                            Attn.: Steel Business Planning Department
                            Telefax: 03-3597-3246

18.6         Applicable Law
             --------------
             This Agreement shall be governed by the laws of the State of Delaware of the United States of America.

18.7         Waiver
             ------
             No waiver of any default under this Agreement shall be effective unless embodied in writing and signed by the Party against whom such waiver is claimed. No waiver of any breach or default shall be deemed to be a waiver of any other or subsequent breach or default.

18.8         Entire Agreement
             ----------------
             This Agreement sets forth the entire agreement between the Parties and shall prevail over any previous agreement or understanding, whether written or not, between the Parties. This Agreement supersedes the Shareholders Agreement signed by and between RDL and KSC on June 1, 1987.

18.9         Termination
             -----------
             In the event of substantial breach of this Agreement by one of the Parties, this Agreement may be terminated by the other Party upon ninety (90) day prior written notice to the Party committing such breach. The said termination shall become effective at the end of such ninety (90) day period unless the breach is cured within the said period.

18.10        Arbitration
             -----------
             Any dispute, deadlock, controversy or claim arising out of or relating to this Agreement not resolved at the Consultative Council shall be settled by arbitration in accordance with the American Arbitration Association rules then in effect. In any such arbitration proceeding there shall be three (3) arbitrators. Each Party shall appoint one (1) arbitrator and the two (2) arbitrators so appointed shall appoint the third arbitrator who shall act as chairman of the arbitration tribunal. The arbitration proceeding shall be conducted in Los Angeles, California. The award of such arbitration shall be final and binding upon the Parties.

18.11        Effective Date and Duration
             ---------------------------
             (1) This Agreement shall come into force on the date when, after it has been signed by the Parties, the respective Boards of Directors of the Parties have obtained from the authorities of their respective governments all approvals and authorizations hereof that may be required. Each Party shall make its best efforts to obtain, as soon as possible, such approvals and authorizations and shall extend to the other Party necessary assistance and cooperation for such purpose. Such approvals and authorizations, when obtained, shall promptly be notified by one Party to the other.

             (2) This Agreement shall remain in full force unless and until the first to occur of (i) either RDL or KSH ceasing to own at least twenty five percent (25%) of the outstanding common stock of the Company, it being understood that those shares held by any Affiliated Corporations of any of the Parties shall be regarded as being owned by such Party, or (ii) the dissolution or liquidation of the Company.

IN WITNESS WHEREOF, the Parties have caused their representatives, duly authorized for the purpose, to execute three (3) copies of this instrument, all of which shall be original, this 27 day of June, 1995, each Party retaining a copy thereof.

RIO DOCE, LIMITED                         KAWASAKI STEEL HOLDINGS (USA). INC.
-----------------                         -----------------------------------

By: /s/ Mario Pierry                      By: /s/ M. Iwahashi

Title:                                    Title:     President

IN ACKNOWLEDGEMENT WHEREOF, the representatives of the parent companies of the parties have signed hereunder.

COMPANHIA VALE DO                          KAWASAKI STEEL CORPORATION
-----------------                          --------------------------
RIO DOCE
--------

By: /s/ Guilherme Gazolla                  By:  /s/ K. Emoto

Title:                                     Title: Senior Managing Director

CALIFORNIA STEEL INDUSTRIES, INC. hereby duly acknowledges this Agreement, on the same day and year above.

                                            CALIFORNIA STEEL INDUSTRIES, INC.
                                            ---------------------------------

                                            By: /s/ Marcus Mota e. Silva

                                            Title: